Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
THE NET INCOME FOR THE THIRD QUARTER OF FISCAL 2023

Keene, N.H. August 18, 2023 - North European Oil Royalty Trust (NYSE-NRT) reported net income for the third quarter of fiscal 2023 compared with the third quarter of fiscal 2022 as detailed in the table below. Total royalty income for the third quarter of fiscal 2023 decreased from the third quarter of fiscal 2022. This decrease resulted from the effect of lower gas prices and lower gas sales under both the Mobil and OEG Royalty Agreements. Total royalty income includes adjustments made by the operating companies based upon their corrected royalty calculations for prior periods as well as any Mobil sulfur royalties. There was a negative adjustment equivalent to $3,739,013 that reduced royalty income for the third quarter of fiscal 2023. There was no prior period adjustment in the third quarter of fiscal 2022. Total royalty income was increased by Mobil sulfur royalties of $34,586 and $101,221 in the third quarters of fiscal 2023 and 2022, respectively.
	3rd Fiscal Quarter Ended 7/31/2023	3rd Fiscal Quarter Ended 7/31/2022	Percentage Change
Total Royalty Income	$2,490,778	$4,442,665	-43.94%
Net Income	$2,290,894	$4,292,607	-46.63%
Distribution per Unit	$0.21	$0.46	-54.35%

Under the Mobil Agreement for the third quarter of fiscal 2023, gas sales declined 19.3%, gas prices declined 23.1%, and the average exchange rate increased 8.5% in comparison to the third quarter of fiscal 2022. Under the OEG Agreement for the third quarter of fiscal 2023, gas sales declined 21.3%, gas prices declined 23.1%, and the average exchange rate increased 9.1% in comparison to the third quarter of fiscal 2022.

Trust expenses for the third quarter of fiscal 2023 increased 53.84%, or $81,140, to $231,833 in comparison to $150,693 for the third quarter of fiscal 2022. The increase in expenses reflects higher Trustee fees as specified by the provisions of the Trust Agreement and increased legal fees.

Total royalty income received during the first nine months of fiscal 2023 increased in comparison to fiscal 2022 due to higher gas prices under both the Mobil and OEG Agreements during the first nine months of fiscal 2023. The comparison of the relevant periods is shown below.

	Nine Months Ended 7/31/2023	Nine Months Ended 7/31/2022	Percentage Change
Total Royalty Income	$22,016,679	$10,762,772	+104.56%
Net Income	$21,331,473	$10,204,395	+109.04%
Distribution per Unit	$2.26	$1.09	+107.34%

Due to the delay in the availability of data regarding gas prices and gas sales used in the formula prescribed under the Mobil and OEG Agreements, the operating companies must use prices and sales from earlier periods in the determination of royalties to be paid to the Trust. At the end of the Trust's fiscal quarters, the operating companies adjust their royalty calculations to reflect the data from the more current periods. For the third quarter of fiscal 2023, the decline in gas prices and gas sales from these earlier periods resulted in the Trust being overpaid. When an overpayment is calculated by the operating companies, the agreements provide for the overpayment to be deducted from the Trust's future royalty payments. The overpayment of royalties during the third fiscal quarter will completely offset the amount of royalties scheduled to be paid to the Trust in the fourth fiscal quarter. This reduction in royalty income is expected to eliminate cash distributions to the unit owners for the fourth quarter of fiscal 2023. The potential impact of any remaining balance of the overpayment and the possible impact on the royalties payable or the cash distributions to be made in any fiscal quarter beyond the fourth quarter of fiscal 2023 cannot be determined with any certainty at this time.

The previously declared distribution of 21 cents per unit will be paid on August 30, 2023 to owners of record as of August 18, 2023. For further information, contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The Trust's press releases and other pertinent information are available on the Trust's website: www.neort.com. The Trust's 10-Q filing will be available through the SEC or on the Trust's website, www.neort.com, on or about August 31, 2023.

Forward-Looking Statements

This press release may contain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future expectations and events or conditions concerning the Trust, such as statements concerning future gas prices, royalty payments and cash distributions. Many of these statements are based on information provided to the Trust by the operating companies or by consultants using public information sources, are difficult to predict, and are generally beyond the control of the Trust. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in any forward-looking statements. These include: the fact that the assets of the Trust are depleting assets and, if the operators developing the concession do not perform additional development projects, the assets may deplete faster than expected; risks and uncertainties concerning levels of gas production and gas sale prices, general economic conditions, and currency exchange rates; the ability or willingness of the operating companies to perform under their contractual obligations with the Trust; potential disputes with the operating companies and the resolution thereof; and political and economic uncertainty arising from Russia's invasion of Ukraine. Any forward-looking statement speaks only as of the date on which such statement is made, and the Trust does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.